UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

TARGET CORPORATION TELLS PERSHING SQUARE TO READ MORE CAREFULLY

MINNEAPOLIS, May 22, 2009 — Target Corporation (NYSE:TGT) today issued the following statement in response to Pershing Square’s continued discussion of Target’s corporate governance practices:

Strong corporate governance is something that Target believes is important and has always taken pride in.  Target believes it has robust and industry leading corporate governance guidelines.  Earlier today Pershing Square mischaracterized Target’s governance practices.

As previously stated, we are surprised that Mr. Ackman and Professor Gilson apparently did not read Target’s entire corporate governance guidelines.  Had they done so, they would have found that the guideline that applies to Mr. Trujillo and Ms. Mulcahy is guideline 22, not guideline 21.

Target’s Corporate Governance Guidelines can be found at:

http://investors.target.com/phoenix.zhtml?c=65828&p=irol-govGuidelines.

Target continues to urge its shareholders to use their WHITE proxy card to vote FOR all four of Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — to the Board of Directors and FOR the proposal to set the size of the Target Board at 12.  Target urges shareholders not to return any proxy card sent to them by Pershing Square.

The Company asks that shareholders please vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card.  Even if shareholders have already voted using the dissident proxy card, they have the right to change their vote simply by executing and submitting the WHITE proxy card, as only the last dated proxy card will count.

Target would like to thank all the shareholders who have voted for the Board nominees, including those who have publicly announced their support or privately expressed their intent to vote for all four of the Target directors standing for election at the 2009 Annual Meeting.

Shareholders who have questions about voting or the matters to be voted upon at the Annual Meeting are encouraged to call MacKenzie Partners, Inc. at 800-322-2885 Toll-Free or Georgeson at 866-295-8105 Toll-Free.

As previously announced, Target’s 2009 Annual Meeting of Shareholders will be held at 1:00 p.m., Central Daylight Time, on Thursday, May 28, 2009 at the Target Store located at 1250 West Sunset Drive, Waukesha, Wisconsin.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627 (612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

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On May 22, 2009, Target Corporation posted the following text and link on a page on its web site:

Target Corporation Tells Pershing Square to Read More Carefully

5/22/09

In response to Pershing Square’s continued discussion of our corporate governance practices, we reiterate that we are surprised that Mr. Ackman and Professor Gilson apparently did not read our entire corporate governance guidelines. Had they done so, they would have found that the guideline that applies to Mr. Trujillo and Ms. Mulcahy is guideline 22, not guideline 21. Target’s Corporate Governance Guidelines can be found at: http://investors.target.com/phoenix.zhtml?c=65828&p=irol-govGuidelines

[Link to news release filed herewith]